Exhibit 99.1

USANA Health Sciences Reports Third Quarter 2023 Results

SALT LAKE CITY--(BUSINESS WIRE)--October 24, 2023--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 30, 2023.

Key Financial & Operating Results

  Third quarter net sales were $213 million versus $233 million during Q3 2022.
  Third quarter diluted EPS was $0.59 as compared with $0.78 during Q3 2022.
  Company narrows fiscal year 2023 net sales and diluted EPS outlook to $900 million to $920 million and $2.80 to $3.05, respectively (previously $900 million to $950 million and $2.65 to $3.30).

Q3 2023 Financial Performance

Consolidated Results
Net Sales	$213 million	-9% vs. Q3 2022 -7% constant currency vs. Q3 2022 -$5 million YOY FX impact, or -2% -10% sequentially -9% constant currency sequentially
Diluted EPS	$0.59	-24% vs. Q3 2022 -34% sequentially Diluted shares of 19.4 million, or +1% year-over-year
Active Customers	464,000	-2% vs. Q3 2022 -5% sequentially

“Operating results for the third quarter did not meet our expectations, largely because of challenging economic conditions across many of our regions and a lower cadence of promotional activity during the quarter,” said Jim Brown, President and Chief Executive Officer. “These factors made it difficult to generate both Active Customer growth and top line momentum in our business. Notwithstanding these near-term challenges, the strength of our balance sheet and business model allowed us to continue investing in key strategic initiatives during the quarter, and we plan to continue to invest in and execute these strategies going forward. We also believe that the expanding global nutrition category, and consumers’ increased focus on health and wellness, provide a compelling opportunity for us to leverage our best-in-class health products and business opportunity. Consequently, we remain confident and optimistic that our strategies will generate long-term Active Customer and sales growth for USANA.”

Mr. Brown continued, “We made progress on several initiatives during the quarter, including the re-engagement of our Associate leaders around the world. During the quarter, we hosted a successful Americas and Europe convention in Salt Lake City. We believe that these in-person events are key to generating momentum and excitement among our Associates, and we have more events planned over the next 12 months.”

“During the quarter, we also finalized plans to commence operations in India and anticipate opening this important market prior to year-end. We continue to believe that India provides a meaningful and diverse growth opportunity for USANA, and we are excited to introduce our best-in-class nutritional products in this promising market.”

Q3 2023 Regional Results:

Asia Pacific Region
Net Sales	$170 million	-7% vs. Q3 2022 -4% constant currency vs. Q3 2022 -12% sequentially -10% constant currency sequentially 80% of consolidated net sales
Active Customers	362,000	Flat vs. Q3 2022 -6% sequentially
Asia Pacific Sub-Regions
Greater China
Net Sales	$107 million	-3% vs. Q3 2022 +2% constant currency vs. Q3 2022 -17% sequentially -15% constant currency sequentially
Active Customers	230,000	+8% vs. Q3 2022 -8% sequentially
North Asia
Net Sales	$24 million	-6% vs. Q3 2022 -7% constant currency vs. Q3 2022 -5% sequentially -5% constant currency sequentially
Active Customers	49,000	-9% vs. Q3 2022 -4% sequentially
Southeast Asia Pacific
Net Sales	$39 million	-17% vs. Q3 2022 -16% constant currency vs. Q3 2022 Flat sequentially +1% constant currency sequentially
Active Customers	83,000	-13% vs. Q3 2022 +1% sequentially
Americas and Europe Region
Net Sales	$43 million	-14% vs. Q3 2022 -16% constant currency vs. Q3 2022 -3% sequentially -3% constant currency sequentially 20% of consolidated net sales
Active Customers	102,000	-9% vs. Q3 2022 -1% sequentially

Balance Sheet and Share Repurchase Activity

The Company generated $22 million in operating cash flow during the third quarter and ended the quarter with $307 million in cash and cash equivalents while remaining debt-free. The Company repurchased 180 thousand shares for a total of $12 million during the quarter. As of September 30, 2023, the Company had approximately $71 million remaining under the current share repurchase authorization.

Fiscal Year 2023 Outlook

The Company is revising its net sales and earnings per share outlook for fiscal year 2023, as follows:

Fiscal Year 2023 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$900 - $920 million	$900 - $950 million
Diluted EPS	$2.80 - $3.05	$2.65 - $3.30

“Inflationary pressures, lower promotional activity, and the strengthening of the US dollar collectively resulted in lower than anticipated top line performance,” said Doug Hekking, Chief Financial Officer. “Additionally, we updated our annual effective tax rate estimate during the quarter, which negatively impacted third quarter EPS by approximately $0.10 per share due to the relative distribution of taxable income by market.”

Mr. Hekking continued, “We are narrowing our fiscal 2023 guidance to reflect our third quarter operating results, expected fourth quarter results, and continued pressure from unfavorable foreign currency exchange rates. We remain committed to managing costs in line with expected sales performance while we continue to invest in strategic initiatives that we believe will drive sustainable long-term growth for USANA.”

Management Commentary Document and Conference Call

For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, October 25, 2023 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict and the conflict in Israel; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	30-Sep-23	1-Oct-22	30-Sep-23	1-Oct-22

Net sales	$213,365	$233,300	$699,927	$770,641
Cost of sales	42,529	46,560	134,374	147,460
Gross profit	170,836	186,740	565,553	623,181
Operating expenses:
Associate incentives	89,926	98,090	298,376	336,914
Selling, general and administrative	63,303	66,020	198,325	201,204
Earnings from operations	17,607	22,630	68,852	85,063
Other income (expense), net	2,924	594	6,990	756
Earnings before income taxes	20,531	23,224	75,842	85,819
Income taxes	9,184	8,295	28,820	29,264
NET EARNINGS	$11,347	$14,929	$47,022	$56,555

Earnings per share - diluted	$0.59	$0.78	$2.43	$2.93
Weighted average shares outstanding - diluted	19,372	19,252	19,376	19,325
USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	30-Sep-23	31-Dec-22
ASSETS
Current Assets
Cash and cash equivalents	$307,081	$288,420
Inventories	60,081	67,089
Prepaid expenses and other current assets	23,298	28,873
Total current assets	390,460	384,382

Property and equipment, net	95,159	97,773
Goodwill	16,801	17,368
Intangible assets, net	29,462	32,432
Deferred tax assets	15,135	9,799
Other assets*	54,131	54,795
Total assets	$601,148	$596,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,321	$11,049
Other current liabilities	103,238	132,784
Total current liabilities	112,559	143,833

Deferred tax liabilities	4,747	4,071
Other long-term liabilities	13,448	14,173

Stockholders' equity	470,394	434,472
Total liabilities and stockholders' equity	$601,148	$596,549
*Includes noncurrent inventories of $3,720 and $3,479 as of 30-Sep-23 and 31-Dec-22, respectively. Total inventories were $63,801 and $70,568 as of 30-Sep-23 and 31-Dec-22, respectively.

USANA Health Sciences, Inc.
Sales by Region
(In thousands)
(Unaudited)

	Quarter Ended
	September 30, 2023		October 1, 2022		Change from prior year		Currency impact on sales	% change excluding currency impact
Asia Pacific
Greater China	$106,609	50.0%	$109,682	47.0%	$(3,073)	(2.8%)	$(5,377)	2.1%
Southeast Asia Pacific	39,151	18.3%	47,308	20.3%	(8,157)	(17.2%)	(532)	(16.1%)
North Asia	24,244	11.4%	25,667	11.0%	(1,423)	(5.5%)	487	(7.4%)
Asia Pacific Total	170,004	79.7%	182,657	78.3%	(12,653)	(6.9%)	(5,422)	(4.0%)

Americas and Europe	43,361	20.3%	50,643	21.7%	(7,282)	(14.4%)	745	(15.9%)
	$213,365	100.0%	$233,300	100.0%	$(19,935)	(8.5%)	$(4,677)	(6.5%)
Active Associates by Region(1)
(Unaudited)

	As of
	September 30, 2023		October 1, 2022
Asia Pacific
Greater China	69,000	34.0%	73,000	32.5%
Southeast Asia Pacific	55,000	27.1%	68,000	30.2%
North Asia	33,000	16.2%	34,000	15.1%
Asia Pacific Total	157,000	77.3%	175,000	77.8%

Americas and Europe	46,000	22.7%	50,000	22.2%
	203,000	100.0%	225,000	100.0%
Active Preferred Customers by Region (2)
(Unaudited)

	As of
	September 30, 2023		October 1, 2022
Asia Pacific
Greater China	161,000	61.7%	140,000	56.2%
Southeast Asia Pacific	28,000	10.7%	27,000	10.9%
North Asia	16,000	6.1%	20,000	8.0%
Asia Pacific Total	205,000	78.5%	187,000	75.1%

Americas and Europe	56,000	21.5%	62,000	24.9%
	261,000	100.0%	249,000	100.0%
(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280